Execution Copy

RESTRICTED STOCK GRANT AGREEMENT

THIS AGREEMENT, made as of August 10, 2007 (the “Grant Date”), between MDC Partners Inc. (the “Corporation”), and David Doft (the “Grantee”).

WHEREAS, pursuant to an Employment Agreement dated as of July 19, 2007 (the “Employment Agreement”), the Corporation has agreed to employ the Grantee as its Chief Financial Officer, on the terms and conditions more specifically set forth in such Employment Agreement;

WHEREAS, in connection with the new Employment Agreement, the Human Resources & Compensation Committee (the “Committee”) of the Board of Directors has determined to grant an equity incentive award to the Grantee in the form of restricted shares of Class A subordinate voting stock of the Corporation (“Restricted Stock”) as an inducement to such Grantee’s employment with the Company, subject to the terms, conditions and limitations provided herein;

NOW, THEREFORE, the parties hereto agree as follows:

1. Grant of Restricted Stock.

1.1 The Corporation hereby grants to the Grantee, on the terms and conditions set forth in this Agreement, an amount equal to 35,000 shares of Restricted Stock, as set forth under the Grantee's name on the signature page hereto.

1.2 The Grantee's rights with respect to all the shares of Restricted Stock shall remain forfeitable at all times prior to the Applicable Lapse Date (as defined below).

2. Rights of Grantee.

Except as otherwise provided in this Agreement, the Grantee shall be entitled, at all times on and after the Grant Date, to exercise all rights of a shareholder with respect to the shares of Restricted Stock (whether or not the restrictions thereon shall have lapsed), other than with respect to those shares of Restricted Stock which have been forfeited pursuant to Section 3.2 hereof, including the right to vote the shares of Restricted Stock and, subject to Section 5 hereof, the right to receive dividends thereon. Prior to the Applicable Lapse Date, the Grantee shall not be entitled to transfer, sell, pledge, hypothecate or assign any shares of Restricted Stock (collectively, the “Transfer Restrictions”).

3. Vesting; Lapse of Restrictions.

3.1 The Transfer Restrictions with respect to all the shares of Restricted Stock granted under this Agreement shall lapse on each of the following dates (each, the “Applicable Lapse Date”), provided the Grantee continues to be serving as an Executive of the Corporation until each such Applicable Lapse Date:

(a) on the first anniversary of the Grant Date, a total of 7,500 Shares shall vest and the Transfer Restrictions with respect to such Shares shall lapse;

(b) on the second anniversary of the Grant Date, a total of 7,500 Shares shall vest and the Transfer Restrictions with respect to such Shares shall lapse; and
(c) on the third anniversary of the Grant Date, the remaining 20,000 Shares shall vest and the Transfer Restrictions with respect to such Shares shall lapse.

Notwithstanding the Transfer Restrictions with respect to all the shares of Restricted Stock shall lapse, if sooner, on the date of any one of the following “Permitted Acceleration Events”: (i) the occurrence of a Change in Control (as defined in the Company’s 2005 Stock Incentive Plan, as amended); or (ii) the Grantee’s employment is terminated by the Corporation, other than for Cause (as defined in the Employment Agreement) or for Good Reason (as defined in the Employment Agreement). In no event shall the Grantee be vested or otherwise entitled to more than one hundred percent (100%) of the shares of Restricted Stock granted pursuant to section 1.1 above.

3.2 Notwithstanding anything in this Agreement to the contrary, upon the resignation of Grantee for any reason or termination of Grantee’s employment as an executive of the Corporation for cause (other than due to a Permitted Acceleration Event), all shares of Restricted Stock in respect of which the Transfer Restrictions have not previously lapsed in accordance with Section 3.1 hereof shall be forfeited and automatically transferred to and reacquired by the Corporation at no cost to the Corporation, and neither the Grantee nor any heirs, executors, administrators or successors of such Grantee shall thereafter have any right or interest in such shares of Restricted Stock.

4. Escrow and Delivery of Shares.

4.1 Certificates (or an electronic "book entry" on the books of the Corporation's stock transfer agent) representing the shares of Restricted Stock shall be issued and held by the Corporation (or its stock transfer agent) in escrow (together with any stock transfer powers which the Corporation may request of Grantee) and shall remain in the custody of the Corporation (or its stock transfer agent) until (i) their delivery to the Grantee as set forth in Section 4.2 hereof, or (ii) their forfeiture and transfer to the Corporation as set forth in Section 3.2 hereof. The appointment of an independent escrow agent shall not be required.

4.2 (a)  Certificates (or an electronic "book entry") representing those shares of Restricted Stock in respect of which the Transfer Restrictions have lapsed pursuant to Section 3.1 hereof shall be delivered to the Grantee as soon as practicable following the Applicable Lapse Date.

(b) The Grantee, or the executors or administrators of the Grantee's estate, as the case may be, may receive, hold, sell or otherwise dispose of those shares of Restricted Stock delivered to him or her pursuant to this Section 4.2 free and clear of the Transfer Restrictions, but subject to compliance with all federal and state securities laws.

4.3  (a)  Each stock certificate issued pursuant to Section 4.1 shall bear a legend in substantially the following form:

THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN A RESTRICTED STOCK AGREEMENT (THE "AGREEMENT") BETWEEN THE CORPORATION AND THE REGISTERED OWNER OF THE SHARES REPRESENTED HEREBY. RELEASE FROM SUCH TERMS AND CONDITIONS SHALL BE MADE ONLY IN ACCORDANCE WITH THE PROVISIONS OF THE AGREEMENT, COPIES OF WHICH ARE ON FILE IN THE OFFICE OF THE SECRETARY OF THE CORPORATION.

(b)  As soon as practicable following a Applicable Lapse Date, the Corporation shall issue a new certificate (or electronic "book entry") for shares of the Restricted Stock which have become non-forfeitable in relation to such Applicable Lapse Date, which new certificate (or electronic "book entry") shall not bear the legend set forth in paragraph (a) of this Section 4.3 and shall be delivered in accordance with Section 4.2 hereof.

5. Dividends. All dividends declared and paid by the Corporation on shares of Restricted Stock shall be deferred until the lapsing of the Transfer Restrictions pursuant to Section 3.1. The deferred dividends shall be held by the Corporation for the account of the Grantee until the Applicable Lapse Date, at which time the dividends, with no interest thereon, shall be paid to the Grantee or her/his estate, as the case may be. Upon the forfeiture of the shares of Restricted Stock pursuant to Section 3.2, any deferred dividends shall also be forfeited to the Corporation.

6. No Right to Continued Retention. Nothing in this Agreement shall be interpreted or construed to confer upon the Grantee any right with respect to continuance as an Executive.

7. Adjustments Upon Change in Capitalization. If, by operation of Section 10 of the 2005 Stock Incentive Plan, a Grantee who received a similar award of Restricted Stock pursuant to the 2005 Stock Incentive Plan were entitled to new, additional or different shares of stock or securities of the Corporation or any successor corporation or entity or other property, the Grantee shall also be entitled to such new, additional or different shares or other property which shall thereupon be subject to all of the conditions and restrictions which were applicable to the shares of Restricted Stock immediately prior to the event and/or transaction that gave rise to the operation of Section 10 of the 2005 Stock Incentive Plan.

8. Modification of Agreement. Except as set forth herein, this Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto.

9. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force and effect in accordance with their terms.

10. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflict of laws principle, except to the extent that the application of New York law would result in a violation of the Canadian Business Corporation Act.

*  *  *  *  *

11. Successors in Interest. This Agreement shall inure to the benefit of and be binding upon any successor to the Corporation. This Agreement shall inure to the benefit of the Grantee's heirs, executors, administrators and successors. All obligations imposed upon the Grantee and all rights granted to the Corporation under this Agreement shall be binding upon the Grantee's heirs, executors, administrators and successors.

MDC PARTNERS INC.

By: /s/ Mitchell Gendel

Name: Mitchell Gendel
Title: General Counsel

MDC PARTNERS INC.

By: /s/ Michael Sabatino

Name: Michael Sabatino
Title: Chief Accounting Officer

GRANTEE:

By: /s/ David Doft

Name: David Doft

Number of Shares of Restricted
Stock Hereby Granted: 35,000